CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED "CONFIDENTIAL" HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

CONTRACT FOR THE SUPERVISION AND INSPECTION OF MANUFACTURING PROCESSES

The parties hereby agree to enter a Contract for the Supervision and Inspection of Manufacturing Processes, according to the following clauses:

FIRST: RECITALS:

A) TNI has entered into a Contract for the Manufacturing of Pharmaceutical Products with a pharmaceutical laboratory in Nicaragua, attached hereto, in order to manufacture a tablet, capsule and/or cream, hereinafter "product", designed to enhance the immune system and treat several diseases. This product is called LDN.

B) TNI must ensure that the product that is manufactured by this laboratory complies with the technical specifications provided by TNI and with the United States of America´s FDA's good manufacturing practices. These products will be sold to different governments and health centers and private companies around the world.

SECOND: PURPOSE OF THE CONTRACT: The purpose of this contract is to set out the terms and conditions under which ViPharma will carry out the services of inspecting and supervising the manufacturing and packaging processes of LDN tablet, capsule and/or cream by a pharmaceutical laboratory in any Latin-American country. ViPharma must ensure that the manufacturing contractor complies with any and all technical specifications provided by TNI and must also comply with the FDA´s good manufacturing practices. ViPharma will carry out its obligations in whichever Latin-American country TNI decides to manufacture LDN. ViPharma will have exclusive rights to supervise and inspect all manufacturing processes of LDN in Latin-America.

THIRD: VIPHARMA OBLIGATIONS: ViPharma must fulfill the following obligations products, from time to time, or as required;

A) Inspect and supervise the technical and administrative aspects of the manufacturing and packaging processes of the LDN products;

B) Inspect and supervise the quality of the products;

C) Ensure that the manufacturing contractor of LDN complies with the FDA´s good manufacturing practices (CGMP) and any other regulatory requirement of any regulatory body of the importing countries;

D) Ensure that the manufacturing contractor of LDN complies with any and all of TNI´s technical specifications for the manufacturing and packaging processes;

E) Prepare monthly reports that give account of the quality control and compliance of the FDA´s good manufacturing practices (CGMP) and TNI´s technical specifications as requested by TNI, the FDA, or any other regulatory body;

F) To ensure that the manufacturing contractor obtains all necessary permits, licenses, and certificates as requested by any regulatory body, be it of Nicaragua, the United States of America or any of the importing countries;

G) To assist TNI in getting the samples of LDN tablets, capsules and/or creams to be tested by a third independent party;

H) To provide warehousing and exporting services for the manufactured LDN products;

I) ViPharma may not, during the duration of the contract and for five years after its termination, provide the same and/or similar services to any pharmaceutical company manufacturing or contracting for the manufacturing of a product similar to LDN tablets, capsules and/or creams.

FOURTH: TNI'S OBLIGATIONS: TNI must fulfill the following obligations:

A) To pay ViPharma, the agreed upon amount, in a timely manner;
B) To allow ViPharma to carry out its duties and obligations by not hindering access to the LDN manufacturing and packaging processes in any way;
C) To provide ViPharma with any information it may need to carry out its obligations.

FIFTH: TERM: This contract will start on the date of signature and will have a duration of ten years unless one of the parties notifies the other in writing of its intent to terminate the contract, with at least ninety days notice as set forth below in section sixth. At the end of the ten year term, the contract will be automatically renewed for a five year period unless the other party is in breach of the agreement. After the five year term renewal, the contract will be automatically renewed for another five year period unless one of the parties notifies the other in writing of its intent to terminate the contract, with or without cause, with at least ninety days notice.

SIXTH: EARLY TERMINATION: The parties can terminate this contract under the following circumstances:

A) Mutual agreement;
B) Each party may terminate the contract if the other fails to materially comply with any of the obligations that are to be fulfilled under the present contract. In the event of breach, the nonbreaching party will give notice to the other party in writing of the breach, with a 45 day cure period";
C) Both parties may terminate the contract without cause, by notifying the other party in writing, of its wish to terminate the contract, at least ninety days before its expiration date. If TNI decides to terminate the contract without cause, it will be obligated to pay ViPharma confidential or an amount calculated by the projected gross revenue of ViPharma for the remaining term times ten, times the present value, whichever is greater.

In case of early termination, ViPharma will return any and all reports, data, and documents containing technical information, patents and any other property that belongs to TNI.

SEVENTH: PAYMENT: TNI will pay ViPharma an amount of confidential per tablet that is manufactured and packaged minus the cost of raw materials and the cost of manufacturing and any other costs agreed to between the parties in writing. Monthly payments shall be made during the first twenty days after receipt of the product invoice.

EIGHT: ASSIGNMENT: Neither party may, under any circumstance, assign this agreement, either totally or partially, nor the rights contained herein without prior written consent, except to a wholly owned subsidiary, or related party.

NINTH: LABOR RELATIONSHIP: The present agreement does not create any type of labor relationship between TNI and the employees of ViPharma. Therefore, ViPharma will be solely responsible for paying any and all wages, indemnifications, insurance policies, or any other payment due to its employees in accordance with all labor laws, any internal regulation and any trade union agreement, if one were to exist. Laboratorios Ramos must in every case, respect the workers´ labor and constitutional rights.

TENTH: NONDISCLOSURE: "Confidential Information" shall be defined as any nonpublic information disclosed by one party to the other party and shall be deemed to include the following information of the respective parties, without limitation: (a) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (b) patents, trade secrets, techniques, processes, business methodologies, schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (c) information about costs, profits, markets and sales; (d) plans for future development and new product concepts; (e) all documents, books, papers, drawings, models, sketches, graphic design, photographs, type fonts, topographical treatments and text, illustrations, visual designs, animation, sound, visual elements, prints and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments.

Notwithstanding the foregoing, Confidential Information of a party shall not include information that (i) has become public knowledge through legal means without fault by the receiving party, (ii) is already public knowledge prior to the disclosure of the Confidential Information by the party disclosing Confidential Information ("Disclosing Party") to the party receiving Confidential Information ("Receiving Party"), (iii) is known to the Receiving Party prior to Disclosing Party's disclosure of the same pursuant to this Agreement, or (iv) is independently developed by the Receiving Party without reference to or use of the Confidential Information.

In the performance of this Agreement or in contemplation thereof, each party and its employees and agents may have access to Confidential Information owned or controlled by the other party. All Confidential Information supplied by one party to the other shall remain the exclusive property of the party supplying same. The Receiving Party shall use a reasonable degree of care, which in any event shall not be less than the same degree of care which the Receiving Party uses to protect its own proprietary and confidential information, to keep, and have its employees and agents keep, confidential any and all Confidential Information. In keeping therewith, the recipient shall not copy or publish or disclose the Confidential Information to others, or authorize its employees, or agents or anyone else to copy, publish or disclose it to others, without the Disclosing Party's written approval, nor shall the Receiving Party make use of the Confidential Information except for the purposes of executing its obligations under this Agreement, and shall return the Confidential Information to the Disclosing Party at its request.

Without limiting the preceding paragraph, each party recognizes and acknowledges that:

(i) the Confidential Information is a valuable, special and unique asset of the Disclosing Party and that disclosure of any confidential information would cause considerable harm to the Disclosing Party's business reputation;

(ii) it is vital to the Disclosing Party's legitimate business interests that (1) the confidentiality of the Confidential Information be preserved and (2) the Confidential Information only be used for the purpose of this Agreement;

(iii) disclosure of the Confidential Information to any other person or entity or use of the Confidential Information by or on behalf of any other person or entity could result in irreparable harm to the Disclosing Party;

(iv) disclosure or use beyond the permitted scope of Confidential Information entrusted to the Disclosing Party by its clients and contractors could expose Disclosing Party to substantial damages; and

(v) Receiving Party shall not use or in any way implement the Confidential Information to compete with the Disclosing Party.

The furnishing of Confidential Information hereunder shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action (except as it relates to the purpose of this Agreement), by Disclosing Party under any of its patents or other intellectual property rights.

ELEVENTH: INTELLECTUAL PROPERTY RIGHTS AND USE OF INFORMATION: All trademarks, US and foreign patents and extensions thereof, trade secrets, formulas, ideas, designs, computer software, discoveries and procedures used or disclosed in relation to the services agreed upon in the present contract are owned exclusively by TNI and may be used only in relation to the manufacturing and packaging processes described herein. They may be given no other use unless there is prior written consent by TNI. Any and all inventions and discoveries, whether patentable or not, arising during the course of or as a result of this agreement, shall be the exclusive property of TNI. Title to any new and patentable discovery or invention and all related intellectual property rights conceived, made or reduced to practice by TNI or the parties in connection with this agreement shall vest exclusively in TNI.

TWELFTH: FORCE MAJEURE: For purposes of this Agreement, Force Majeure shall mean a cause or event that is not reasonably foreseeable or prevented or otherwise caused by or under the control of the Party, such as floods, wars and riots. If a case of force majeure were to arise, the party affected by it must inform the party of its occurrence within three days. In that case, both parties may then agree on one of the following:

A) To continue to carry out this agreement in under the same terms and conditions;
B) To continue to carry out this agreement under new conditions;
C) To terminate the agreement without any further obligations.

THIRTEENTH: CONFLICT RESOLUTION: Any conflict arising from the application, execution, interpretation or noncompliance of the present contract will be resolved by an arbitration process that will be administered by the Mediation Center of the Nicaragua Chamber of Commerce. This arbitration process will be resolved in accordance with the general principles of equity and justice.

TNI Biotech Inc.	ViPharma
By______________	By______________
Noreen Griffin	Vanessa Urcuyo Abarca